EXHIBIT 99.1

                         [LOGO] UNITED FINANCIAL CORP.

FOR IMMEDIATE RELEASE
---------------------
April 23, 2003 5:00 p.m. MT
                                       Contact: Kurt R. Weise
                                       Chairman & CEO
                                       763-512-5299

         UNITED FINANCIAL CORP. ANNOUNCES RECORD MARCH 31, 2003 EARNINGS
                      AND DECLARES ITS QUARTERLY DIVIDEND

HIGHLIGHTS: 33% INCREASE IN EPS IN Q1 2003 OVER 2002; TOTAL ASSETS OF $376 MILLION; Q1 NET INTEREST INCOME UP 6%; REAL ESTATE ORIGINATION FEES UP 92% OVER Q1 2002.

Great Falls, Montana April 23, 2003----United Financial Corp. ("United") (NASDAQ-UBMT) today reported net income for the quarter ended March 31, 2003 of $982,140, or basic earnings per share of $.60, compared with $737,628 or basic earnings per share of $.45 for the same quarter in 2002. Diluted earnings per share were $.59 for the quarter ended March 31, 2003 and $.45 for the same quarter in 2002.

United's assets at March 31, 2003 were $376 million compared to $380 million at March 31, 2002. Net loans were $252 million at March 31, 2003 compared to $256 million a year ago and deposits increased to $291 million at March 31, 2003 compared to $284 million a year ago. Net interest income rose to $3.4 million in the quarter ended March 31, 2003 compared to $3.2 million for the same quarter a year ago. United's shareholders' equity was $30.9 million at March 31, 2003, and book value per share was $18.97. Outstanding shares at March 31, 2003 were 1,626,150, compared to 1,625,967 at March 31, 2002.

Chairman and CEO, Kurt Weise, said, "This was an exceptional quarter for us, as real estate refinancing was very strong and up significantly from last year's first quarter. Our net interest margin was up 24 basis points over last year and our return on equity was a record 12.8%. While our core margins are up and asset quality is very strong, we do not believe this earnings pace is sustainable if mortgage rates increase in the second half of the year, which we believe they will."

United's net interest margin increased to 3.84% in the first quarter of 2003 compared to 3.60% in the same quarter in 2002. United also originated $68 million in real estate loans in the first quarter of 2003, and fees were up 92% over the first quarter a year ago. Non-performing loans totaled $1.3 million at March 31, 2003 compared to $2.0 at March 31, 2002. United's past due and non-accrual loans totaled 1.5% of loans at March 31, 2003, compared to 1.79% for that of its peer bank holding companies at December 31, 2002 the most recent peer information available.

United declared a dividend of $.265 per share, to shareholders of record on May 12, 2003, payable May 26, 2003. This represents a 4.24% annual dividend yield based upon the closing price of United stock on April 18, 2003.

Forward-Looking Statements
When used in this press release, the words or phrases 'will likely result in', 'are expected to', 'will continue', 'is anticipated', 'estimate', 'could', or 'project' or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected including general economic conditions, business conditions in the banking industry, the regulatory environment, new legislation, vendor quality and efficiency, employee retention factors, rapidly changing technology and evolving banking industry standards, competitive standards, competitive factors including increased competition among financial institutions and fluctuating interest rate environments. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Readers should also carefully review the risk factors described in the company's most recent Annual Report on Form 10-K for the period ending December 31, 2002 and other documents the company files from time to time with the Securities Exchange Commission.

United Financial Corp. is a bank holding company based in Great Falls, Montana, and is the parent of Heritage Bank, with thirteen locations in Montana. United also is the majority shareholder of Valley Bancorp, a commercial banking organization located in Phoenix, Arizona, with offices in Phoenix and Scottsdale, Arizona.

                                  EXHIBIT 99.1

                             UNITED FINANCIAL CORP.
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           Three Months Ended
                                                                March 31,
                                                          2003           2002
--------------------------------------------------------------------------------
Income statement amounts
  Net interest income                                  $   3,419          3,224
  Provision for losses on loans                              293            240
  Noninterest income
    Investment securities gains                               18             86
    Gain on the sale of loans                              1,310            683
    Other                                                    320            322
  Noninterest expense                                      3,128          2,820
  Earnings before income taxes
    and minority interest                                  1,647          1,255
  Income taxes                                               619            468
  Minority Interest                                          (46)           (49)
  Net earnings                                               982            738

--------------------------------------------------------------------------------
Per common share data
  Net earnings
            - basic                                         0.60           0.45
            - diluted                                       0.59           0.45

  Cash dividends                                           0.265          0.235

  Book value                                               18.97          17.63

--------------------------------------------------------------------------------
Balances at end of period
  Loans, gross                                           256,220        260,074
  Allowance for losses on loans                            3,778          3,613
  Nonperforming assets
     Nonaccrual loans                                        660          1,813
     Foreclosed properties                                   594            657

  Available for sale investment securities                61,472         76,439
  Total assets                                           376,227        379,709
  Goodwill and Identifiable Intangible Assets              3,429          3,465
  Total deposits                                         291,196        284,182
  Total stockholders' equity                              30,856         28,672

--------------------------------------------------------------------------------
Other supplemental information
  Net earnings
     Return on average assets                               1.03%          0.78%
     Return on average
       common equity                                       12.81%         10.28%
  Allowance for loan losses
    to loans                                                1.47%          1.39%
  Common shares outstanding
    (end of period, in
    thousands)                                             1,626          1,626

  Net interest margin                                       3.84%          3.60%

  Shareholders' equity
    to total assets (excluding trust preferred stock)       8.20%          7.55%

  Dividend payout ratio                                    43.88%         52.17%
--------------------------------------------------------------------------------